Exhibit 21.1

Subsidiaries of the Registrant

Entity Name	Jurisdiction of Organization	Percent of Ownership (direct or indirect)
TriGrow Systems LLC	Nevada	100%
AGM Service Company LLC	Delaware	100%
Ariafy Finance, LLC	Massachusetts	100%
Agxion, LLC	Nevada	100%
Harbor Mountain Holdings, LLC	Georgia	100%
Cascade Sciences, LLC	Delaware	100%
Precision Extraction NewCo, LLC	Michigan	100%
PurePressure, LLC	Colorado	100%
Pure Services LLC	Colorado	100%
Lab Society NewCo, LLC	Colorado	100%
Agrify Brands, LLC	Nevada	75%